EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain significant transactions with related parties, as described in Note 2), relating to the financial statements and financial statement schedule of Parlux Fragrances, Inc. appearing in the Annual Report on Form 10-K of Parlux Fragrances, Inc. for the year ended March 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida

March 8, 2006